UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 25, 2005

TECHNOLOGY RESEARCH CORPORATION
(Exact name of registrant as specified in its charter)

Florida	0-13763	59-2095002
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

5250-140th Avenue North, Clearwater, Florida	33760
(Address of principal executive officers)	(Zip Code)

Registrant's telephone number, including area code: (727) 535-0572

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

In December 2004, the Financial Accounting Standards Board published Statement of Financial Accounting Standards No. 123 (Revised 2004), Share-Based Payment ("SFAS 123R"), which is effective for small business issuers from the first annual period that begins after December 15, 2005, that will require compensation cost related to share-based payment transactions, including stock options, be recognized in the financial statements.  Accordingly, Technology Research Corporation and subsidiary ("the Company") will implement the revised standard in its first quarter ending June 30, 2006.  Currently, the Company accounts for its share-based payment transactions under the provisions of APB 25, which does not necessarily require the recognition of compensation cost in the statement of earnings of the financial statements.

On May 24, 2005, in response to SFAS 123R, the Company's Board of Directors approved accelerating the vesting of all out-of-the-money, unvested stock options held by current employees, including executive officers and directors, effective May 25, 2005.  An option is considered out-of-the-money if, on the effective date, the stated option exercise price was greater than the closing price of the Company's common stock, $5.07.  The table below summarizes those options subject to acceleration:

Directors and Executive Officers:	Aggregate Number of Shares Issuable Under Accelerated Options	Weighted Average Exercise Price Per Share

Gerry Chastelet	15,000	$7.56
Jerry T. Kendall	13,333	12.34
Scott J. Loucks	56,666	5.97
Edmund F. Murphy, Jr.	15,000	7.56
Martin L. Poad	15,000	7.56
David F. Walker	15,000	7.56
Robert S. Wiggins	16,666	12.34
Raymond B. Wood	13,333	12.34
Total Directors and Executive Officers	159,998	$8.29
Total Non-officer Employees	289,483	7.08
Total	449,481	$7.51

    The decision to accelerate vesting of these options was made primarily to avoid recognizing compensation cost in the Company's future financial statements upon the effectiveness of SFAS 123R.  It is estimated that the maximum future compensation cost that will be avoided, based upon the Company's implementation date for SFAS 123R on April 1, 2006, is approximately $642,000.  The Company will report the avoided future compensation cost in the fiscal year 2006 financial statements as pro-forma footnote disclosures, as permitted under the transition guidance provided by the Financial Accounting Standards Board.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TECHNOLOGY RESEARCH CORPORATION

Date: May 31, 2005	By: /s/ Scott J. Loucks
Name: Scott J. Loucks
Title: VP of Finance CFO